IOWA FIRST BANCSHARES CORP.
                                Second and Cedar
                              Muscatine, Iowa 52761
                                 (563) 263-4221


For more information contact:
D. Scott Ingstad, Chairman, President and CEO (563-262-4202)  Or
Kim K. Bartling, Executive Vice President, Chief Operating Officer
  & Treasurer (563-262-4216)



                                  PRESS RELEASE
        FOR RELEASE February 1, 2005, at 4:00 p.m. Central Standard Time


Iowa First  Bancshares  Corp.  Reports  Fourth  Quarter and Full Year  Financial
Results

Iowa First Bancshares Corp. (OTCBB IFST) today reported net income of $922,000 for the quarter ended December 31, 2004, compared to net income of $719,000 for the quarter ended December 31, 2003, an increase of $203,000 or 28.2%. This increase in net income primarily resulted from higher net interest income, lower provision for loan losses, and higher noninterest income during the fourth quarter of 2004 compared to the fourth quarter of 2003. Basic and diluted earnings per share were $.67 for the three months ended December 31, 2004, $.16 or 31.4% more than the same period in 2003.

The Company recorded net income of $3,703,000 for the twelve months ended December 31, 2004, compared with net income of $3,220,000 for the year ended December 31, 2003, an increase of $483,000 or 15.0%. This increase in net income was strongly impacted by higher net interest income, lower provision for loan losses, higher noninterest income, and tightly controlled non-payroll operating expenses during the twelve months ended December 31, 2004 compared to the same period during 2003.

Basic and diluted earnings per share were $2.66 for the year ended December 31, 2004, $.39 or 17.2% more than the same period in 2003. The Company's annualized return on average assets for 2004 was .99% compared to .83% the prior year. The Company's annualized return on average equity for the twelve months ended December 31, 2004 and December 31, 2003 was 14.5% and 12.9%, respectively.

The Company's assets at December 31, 2004 totaled $364,183,000, a decrease of $8,231,000 or 2.2% from December 31, 2003. Net loans outstanding grew $13,974,000 (5.2%). In addition to loan growth on the balance sheet, nearly $12 million dollars of loans were sold into the secondary market during 2004. The allowance for loan losses totaled $3,385,000 at December 31, 2004, or 1.2% of gross loans outstanding.

Total deposits remained essentially unchanged with an increase of only $159,000 (0.1%) during 2004. However, noninterest-bearing deposits grew by $2,521,000 (5.3%) from December 31, 2003 to December 31, 2004, thus contributing to the improvement in net interest income.

The net interest margin increased to 3.50% during 2004 compared to 3.22% the prior year. The return on average interest-earning assets decreased only 12 basis points (from 5.62% in 2003 to 5.50% in 2004) while interest paid on average interest-bearing liabilities declined 42 basis points (from 2.75% in 2003 to 2.33% in 2004).

The board of directors declared a $.25 per common share cash dividend payable to shareholders of record December 28, 2004. The dividend payment per share was 3.1% higher than the previous quarterly dividend.

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

Iowa First Bancshares Corp. is a bank holding company headquartered in Muscatine, Iowa. The Company provides a wide array of banking and other financial services to individuals, businesses and governmental organizations through its two wholly-owned national banks located in Muscatine and Fairfield, Iowa. Iowa First Bancshares Corp. common stock is traded on the Over-The-Counter Bulletin Board market under the symbol IFST.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements may relate to anticipated revenues, gross margins, earnings, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's services and products, impact of competitive products and pricing, dependence on third party suppliers, uncertainties associated with the development and deployment of technology, regulatory or other developments in the industry, and the emergence of future opportunities or threats. Investors are directed to the Company's 2003 Annual Report on Form 10-K which is filed with the Securities and Exchange Commission.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
              (Dollar amounts in thousands, except per share data)
                                   (unaudited)


                                       For the Three       For the Three      For the Twelve      For the Twelve
                                       Months Ended        Months Ended        Months Ended        Months Ended
                                     December 31, 2004   December 31, 2003   December 31, 2004   December 31, 2003
                                     -----------------   -----------------   -----------------   -----------------
Net Interest Income ................      $ 2,965             $ 2,712             $11,657             $11,142
Provision for Loan Losses ..........           30                 120                 410                 645
Noninterest Income .................          833                 647               3,164               2,897
Noninterest Expense ................        2,439               2,216               9,054               8,798
Net Income After Income Taxes ......          922                 719               3,703               3,220

Net Income Per Common Share,
   Basic and Diluted ...............      $  0.67             $  0.51             $  2.66             $  2.27


                                                                                   As of               As of
                                                                             December 31, 2004   December 31, 2003
                                                                             -----------------   -----------------

Net Loans ..........................                                            $280,899             $266,925
Total Assets .......................                                             364,183              372,414
Total Deposits .....................                                             277,735              277,576

Tier 1 Capital .....................                                              32,479               31,195
Return on Average Equity ...........                                               14.5%                12.9%
Return on Average Assets ...........                                                .99                   .83
Net Interest Margin (tax
  equivalent) ......................                                               3.50                  3.22
Allowance as a Percent of Total
  Loans ............................                                               1.19                  1.18


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